SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                              _____


                            FORM 8-K

                         CURRENT REPORT


                PURSUANT TO SECTION 13 OR 15 (d)

             OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported) September 29,
1994



Allegheny & Western Energy Corporation

     (Exact name of registrant as specified in its charter)


 West Virginia                       0-10618        55-0612692
(State or other jurisdiction of     (Commission    (IRS Employer
 incorporation)                      File Number)    ID Number)


 300 Capitol Street, Suite 1600, Charleston, WV       25301
(Address of principal executive offices)              (Zip Code)

Registrant's Telephone Number,
 including area code:                              (303) 343-4567





(Former name or former address, if changed since last report)

Item 5.   Other Events

     On September 29, 1994, the Registrant issued the news release set forth as Exhibit 20(a) hereto.

     On September 30, 1994, the Registrant entered into an agreement with Energy Corporation of America ("ECA") and Eastern Systems corporation, a wholly owned subsidiary of ECA ("ESC"), pursuant to which the Registrant will be merged with ESC. Each share of the Registrant's common stock, $.01 par value per share, will be converted into the right receive $12.00 in cash. The merger is subject to, among other things, approval by the Registrant's stockholders as well as the obtaining of any required regulatory approvals.

     On September 30, 1994, the Registrant also issued the news release set forth as Exhibit 20(b) hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

2(a) Agreement and Plan of Merger among Energy Corporation of America, Eastern Systems Corporation and the
          Registrant dated as of September 30, 1994.

20(a)     News Release, dated September 29, 1994.

20(b)     News Release, dated September 30, 1994.

                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ALLEGHENY & WESTERN ENERGY
                              CORPORATION


                              By:/s/ W. Merwyn Pittman
                                 Name: W. Merwyn Pittman
                                 Title: Vice President,
                                 Chief Financial Officer and
                                 Treasurer




Dated: October 4, 1994

                          EXHIBIT INDEX


                                             Sequentially
Exhibit        Description                   Numbered Page


2(a)           Agreement and Plan of Merger
               among Energy Corporation of
               America, Eastern Systems
               Corporation and Allegheny
               & Western Energy Corporation
               dated as of September 30, 1994

20(a)          News Release, dated September
               29, 1994

20(b)          News Release, dated September
               30, 1994

                  AGREEMENT AND PLAN OF MERGER

                              among

   ENERGY CORPORATION OF AMERICA, EASTERN SYSTEMS CORPORATION

                               and

             ALLEGHENY & WESTERN ENERGY CORPORATION



                 Dated as of September 30, 1994

              INDEX TO AGREEMENT AND PLAN OF MERGER

                                                         Page No.

Parties . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Recitals. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Article I The Merger; Closing; Effective Time . . . . . . . .  1
     1.1  The Merger. . . . . . . . . . . . . . . . . . . . .  1
     1.2  Closing . . . . . . . . . . . . . . . . . . . . . .  1
     1.3  Effective Time. . . . . . . . . . . . . . . . . . .  2
Article II Articles of Incorporation and By-Laws
               of the Surviving Corporation . . . . . . . . .  2

     2.1  The Articles of Incorporation . . . . . . . . . . .  2
     2.2  The By-Laws . . . . . . . . . . . . . . . . . . . .  2
Article III Officers and Directors of the Surviving
               Corporation. . . . . . . . . . . . . . . . . .  2

     3.1  Officers and Directors. . . . . . . . . . . . . . .  2

Article IV Conversion or Cancellation of Shares
               in the Merger. . . . . . . . . . . . . . . . .  3

     4.1  Conversion or Cancellation of Shares. . . . . . . . .3
     4.2  Payment for Shares. . . . . . . . . . . . . . . . .  3
     4.3  Dissenters' Rights. . . . . . . . . . . . . . . . .  5
     4.4  Transfer of Shares After the Effective
               Time . . . . . . . . . . . . . . . . . . . . .  5

Article V Representations and Warranties. . . . . . . . . . .  5

     5.1  Representations and Warranties of the
               Company. . . . . . . . . . . . . . . . . . . .  5

          (a)  Corporate Organization and Quali-
                    fication. . . . . . . . . . . . . . . . . .6

          (b)  Authorized Capital . . . . . . . . . . . . . .  6
          (c)  Corporate Authority. . . . . . . . . . . . . .  6
          (d)  Governmental Filings; No Violations. . . . . .  7
          (e)  Company Reports; Financial Statements. . . . .  8
          (f)  Absence of Certain Changes . . . . . . . . . .  9
          (g)  Litigation and Liabilities . . . . . . . . . .  9
          (h)  Employee Benefits. . . . . . . . . . . . . . .  9
          (i)  Brokers and Finders. . . . . . . . . . . . . . 11
          (j)  Takeover Statutes. . . . . . . . . . . . . . . 12
          (k)  Environmental Matters. . . . . . . . . . . . . 12
          (l)  Taxes. . . . . . . . . . . . . . . . . . . . . 13
          (m)  Labor Matters. . . . . . . . . . . . . . . . . 13
          (n)  Compliance with Laws . . . . . . . . . . . . . 14
          (o)  Title of Assets. . . . . . . . . . . . . . . . 14
          (p)  Regulation as a Utility. . . . . . . . . . . . 14
     5.2  Representations and Warranties of Parent and
               Merger Sub . . . . . . . . . . . . . . . . . . 14

          (a)  Corporate Organization and Quali-
                    fication. . . . . . . . . . . . . . . . . 14

          (b)  Corporate Authority. . . . . . . . . . . . . . 15
          (c)  Governmental Filings; No Violations. . . . . . 15
          (d)  Regulation as a Utility. . . . . . . . . . . . 16
          (e)  Ownership of Company Stock . . . . . . . . . . 16
Article VI Covenants. . . . . . . . . . . . . . . . . . . . . 16
     6.1  Interim Operations of the Company . . . . . . . . . 16
     6.2  Acquisition Proposals . . . . . . . . . . . . . . . 18
     6.3  Meetings of the Company's Shareholders. . . . . . . 19
     6.4  Filings; Other Action . . . . . . . . . . . . . . . 20
     6.5  Access. . . . . . . . . . . . . . . . . . . . . . . 21
     6.6  Notification of Certain Matters . . . . . . . . . . 21
     6.7  Publicity . . . . . . . . . . . . . . . . . . . . . 22
     6.8  Stock Options . . . . . . . . . . . . . . . . . . . 22
     6.9  Reincorporation of Parent . . . . . . . . . . . . . 22
     6.10 Financing . . . . . . . . . . . . . . . . . . . . . 22
     6.11 Indemnification . . . . . . . . . . . . . . . . . . 22
Article VII Conditions. . . . . . . . . . . . . . . . . . . . 24
     7.1  Conditions to Obligations of Parent and
               Merger Sub . . . . . . . . . . . . . . . . . . 24
          (a)  Shareholder Approval . . . . . . . . . . . . . 24
          (b)  Representations and Warranties . . . . . . . . 24
          (c)  Performance of Obligations . . . . . . . . . . 24
          (d)  Governmental and Regulatory Consents . . . . . 24
          (e)  Litigation . . . . . . . . . . . . . . . . . . 25
          (f)  Legal Opinion. . . . . . . . . . . . . . . . . 25
     7.2  Conditions to Obligations of the Company. . . . . . 25
          (a)  Shareholder Approval . . . . . . . . . . . . . 25
          (b)  Representations and Warranties . . . . . . . . 25
          (c)  Performance of Obligations of Parent
                    and Merger Sub. . . . . . . . . . . . . . 26

          (d)  Governmental Consents. . . . . . . . . . . . . 26
          (e)  Order. . . . . . . . . . . . . . . . . . . . . 26
          (f)  Fairness Opinion . . . . . . . . . . . . . . . 26
          (g)  Legal Opinion. . . . . . . . . . . . . . . . . 26
Article VIII Termination. . . . . . . . . . . . . . . . . . . 27
     8.1  Terminations by Mutual Consent. . . . . . . . . . . 27
     8.2  Termination by either Parent or the Company . . . . 27
     8.3  Termination by Parent . . . . . . . . . . . . . . . 27
     8.4  Termination by the Company. . . . . . . . . . . . . 28
     8.5  Effect of Termination and Abandonment . . . . . . . 28
Article IX Miscellaneous and General. . . . . . . . . . . . . 29
     9.1  Payment of Expenses . . . . . . . . . . . . . . . . 29
     9.2  Survival. . . . . . . . . . . . . . . . . . . . . . 29
     9.3  Modification or Amendment . . . . . . . . . . . . . 29
     9.4  Waiver of Conditions. . . . . . . . . . . . . . . . 30
     9.5  Counterparts. . . . . . . . . . . . . . . . . . . . 30
     9.6  Governing Law . . . . . . . . . . . . . . . . . . . 30
     9.7  Notices . . . . . . . . . . . . . . . . . . . . . . 30
     9.8  Entire Agreement, etc.. . . . . . . . . . . . . . . 30
     9.9  Definition of "Subsidiary". . . . . . . . . . . . . 31
     9.10 Definition of "Material Adverse Effect" and "Material
          Adverse Change" . . . . . . . . . . . . . . . . . . 31
     9.11 Obligation of Parent. . . . . . . . . . . . . . . . 31
     9.12 Captions. . . . . . . . . . . . . . . . . . . . . . 32
     Schedule 5.1(h) Benefit Plans

                  AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 30, 1994, among Allegheny & Western Energy Corporation, a West Virginia corporation (the "Company"), Energy Corporation of America, a Colorado corporation ("Parent") and Eastern Systems Corporation, a West Virginia corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                            RECITALS

          WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representation, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                            ARTICLE I

               The Merger; Closing; Effective Time

          1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Merger Sub shall be the surviv-ing corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of West Virginia and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the West Virginia Corporation Act (the "WVCA").

          1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Goodwin & Goodwin, 1500 One Valley Square, Charleston, West Virginia at 12:00 P.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree.

          1.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, the Company and Merger Sub will cause Articles of Merger to be delivered to the Secretary of State of West Virginia as provided in Section 31-1-36 of the WVCA. The Merger shall become effective on the date on which the Articles of Merger has been duly filed, and a certificate of merger has been issued, by the Secretary of State of West Virginia, and such time is hereinafter referred to as the "Effective Time."


                           ARTICLE II

              Articles of Incorporation and By-Laws
                  of the Surviving Corporation

          2.1.  The Articles of Incorporation.  The Articles of
Incorporation ("Articles") of Merger Sub in effect at the Effective Time shall be the Articles of the Surviving
Corporation, until duly amended in accordance with the terms thereof and the WVCA.

          2.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the WVCA.


                         ARTICLE III

                   Officers and Directors
                of the Surviving Corporation

          3.1. Officers and Directors. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles and By-Laws.


                         ARTICLE IV

     Conversion or Cancellation of Shares in the Merger

          4.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

          (a) At the Effective Time, each share of the Common Stock, par value $0.01 per share (a "Share"), of the Company issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other subsidiary of Parent (collectively, the "Parent Companies") or Shares which are held by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant to Sections 31-1-122 and 31-1-123 of the WVCA) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $12.00. All Shares (other than Shares owned by the Parent Companies), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 4.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 31-1-123 of the WVCA.

          (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Parent Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c)  At the Effective Time, each share of Common
Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

          4.2.  Payment for Shares.  Parent shall make
available or cause to be made available to the paying agent appointed by Parent with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 4.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Parent Companies) of issued and outstanding Shares a form (mutually agreed to by Parent and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surren-der to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax with-holdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the regis-tered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surren-dered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One year following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Parent shall reimburse the Surviving Corporation for such charges and expenses.

          4.3.  Dissenters' Rights.  If any Dissenting
Shareholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 31-1-123 of the WVCA, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotia-tions and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1.

          4.4.  Transfer of Shares After the Effective Time.
No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective
Time.


                          ARTICLE V

               Representations and Warranties

          5.1.  Representations and Warranties of the
Company. The Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each juris-diction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as such term is defined in Section 9.10 hereof) on the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the corporate requisite power and authority to carry on its respective businesses as they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's Articles and By-Laws, each as amended to date. The Company's Articles and By-Laws so delivered are in full force and effect. Prior to the date hereof, the Company has delivered to Parent a list of all material corporations, partnerships, joint ventures and other business entities in which it or any of its subsidiaries directly or indirectly owns an interest and its and such subsidiaries' direct or indirect share, partnership or other ownership interest of each such entity. None of such enti-ties (other than Mountaineer Gas Company ("Mountaineer")), whether or not a material entity, is a "public-utility company", and none of such entities (whether or not a material entity) is a "holding company", a "subsidiary company" or an "affiliate" of any public-utility company other than Mountaineer within the meaning of Sections 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public
Utility Holding Company Act of 1935, as amended (the
"Holding Company Act").

          (b) Authorized Capital. The authorized capital stock of the Company consists of 20,000,000 Shares, of which 7,479,360 Shares were outstanding on September 26, 1994 and 629,442 Shares were held in treasury, and 5,000,000 shares of Preferred Stock, without par value (the "Preferred Shares"), no shares of which were outstanding on the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassess-able. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of September 26, 1994, there were 1,084,900 Shares reserved for issuance pursuant to the 1987 Stock Option Plan (the "Stock Plan"). Except as set forth in the disclosure letter to be delivered to Parent within five business days after the date hereof (the "Disclosure Letter"), each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidia-ries. After the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 6.1(d)).

          (c)  Corporate Authority.  Subject only to
approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto or to general principles of equity.

          (d)  Governmental Filings; No Violations.
(i) Except as set forth in the Disclosure Letter, other than the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing of a proxy statement with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, filings provided for in Section 1.3, and any required approval under West Virginia law (the
"Governmental Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which is reasonably likely to have a Material Adverse Effect, or could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          (ii)  Except as to matters described in the
Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Articles or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (ii) except as disclosed in the Company Reports (as hereinafter defined), a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Benefit Plans or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its sub-sidiaries or any law, rule, ordinance or regulation or judg-ment, decree, order, award or governmental or non-govern-mental permit or license to which the Company or any of its subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement. The Disclosure Letter sets forth, to the best knowledge of the officers of the Company, a list of any consents required under any Contracts to be obtained prior to consummation of the transactions contem-plated by this Agreement (whether or not subject to the exception set forth with respect to clause (iii) above).
The Company will use its best reasonable efforts to obtain the consents referred to in the Disclosure Letter.

          (e) Company Reports; Financial Statements. The Company has delivered to Parent each registration statement, schedule, report, proxy statement or information statement publicly filed by it since June 30, 1994 ("Audit Date"), including, without limitation, the Company's Annual Report on Form 10-K for the year ended June 30, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not mis-leading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, and changes in stockholders' equity, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.
Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since June 30, 1994. To the Company's best knowledge, except as set forth in the Disclosure Letter, the Company Reports set forth all refund obligations of the Company and any other regulatory obligations which are reasonably likely to have a Material Adverse Effect.

          (f) Absence of Certain Changes. Except as dis-closed in the Company Reports filed with the SEC prior to the date hereof or in the Disclosure Letter, since June 30, 1994, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been
(i) any Material Adverse Change (as defined in Section 9.10 hereof) in the Company and its subsidiaries taken as a whole or any development or combination of developments of which management of the Company has knowledge which is reasonably likely to result in any Material Adverse Change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any change by the Company in accounting principles, practices or methods. Since June 30, 1994, except as disclosed in the Company Reports filed with the SEC prior to the date hereof, except as set forth in the Disclosure Letter and other than in the ordinary course, there has not been any increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Benefit Plans or collective bargaining agreements.

          (g) Litigation and Liabilities. Except as dis-closed in the Company Reports filed with the SEC prior to the date hereof or in the Disclosure Letter, there are no
(i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the management of the Company, threat-ened against the Company or any of its subsidiaries or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as hereinafter defined), or any other facts or circumstances of which the management of the Company is aware that could result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect.

          (h) Employee Benefits. (i) The descriptions in the Company Reports of all Benefit Plans required to be described therein are accurate in all material respects.
The Benefit Plans and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering employees or former employees of the Company and its subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are listed in Schedule 5.1(h). True and complete copies of all Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto, as well as all collective bargaining agreements and all amendments thereto, as well as any side letters and memoranda of agreement, have been made available to Parent.

          (ii)  All employee benefit plans, other than
"multiemployer plans" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as set forth in the Disclosure Letter, each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or threatened litigation relating to the Plans which, if adversely determined, would have a Material Adverse Effect on the Company and its subsidiaries. Neither the Company nor any subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a Material Adverse Effect.

          (iii)  No liability under Subtitle C or D of
Title IV of ERISA has been or, based on any prior event known to the Company, is expected to be incurred by the Company or any subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or for-merly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any ERISA Affiliate has had an obligation to contribute to a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Except as set forth in the Disclosure Letter, under each Pension Plan which is a single-employer plan and which is subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no Material Adverse Change in the financial condition of such Plan since the last day of the most recent plan year.

          (vi) Neither the Company nor the subsidiaries have any obligations for retiree health and life benefits under any Plan, except as set forth on Schedule 5.1(h).
Except as set forth in the Disclosure Letter, there are no restrictions on the rights of the Company or the subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

          (vii)  There are no Benefit Plans covering foreign
Employees.

          (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that the Company has employed Allen & Company Incorporated as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

          (j) Takeover Statutes. Other than any regulatory Governmental Filings, no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation is applicable to the Company, the Shares, the Merger or the transactions contemplated hereby.

          (k) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or in the Disclosure Letter and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries have complied with all applicable Environmental Laws (as hereinafter defined); (ii) to the knowledge of the Company the properties presently or formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") are not contaminated with any Hazardous Substance (as hereinafter defined) and do not otherwise, except in compliance with applicable Environmental Law, contain any Hazardous Substance, underground storage tanks or asbestos and have not been used as a dump, sanitary landfill or hazardous waste disposal site (provided, however, that with respect to Properties formerly owned or operated by the Company, such representation is limited to the period prior to the disposition of such Properties by the Company or one of its subsidiaries); (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or request for information from any Governmental Entity or any third party indicating that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, adminis-trative order or decree arising under any Environmental Law,
(iv) no Hazardous Substance has been disposed of, trans-ferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, other than as permitted under applicable Environmental Law, (v) there are no circumstances or conditions involving the Company or its subsidiaries that are reasonably likely to result in liability or costs under any Environmental Law and (vi) PCB-containing oils have never been present on the Properties.

          "Environmental Law" means (i) any Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated under any Environmental Law, whether by type or by quantity, including any petroleum and petroleum products and any substance containing any such substance as a component.

          (l) Taxes. Except as set forth in the Disclosure Letter, all material federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes required to be paid as shown on returns filed by the Company have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of this Agreement, there is no audit examination, deficiency or refund litigation with respect to any taxes of the Company that have resulted in or might reasonably be expected to result in a determination that would have a material adverse effect on it. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). The Company has not exe-cuted an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

          (m) Labor Matters. Except as set forth in its Disclosure Letter, neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or under-standing with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened.

          (n) Compliance with Laws. Each of the Company and its subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted, except for such permits, licenses, certificates, orders and approvals the absence of which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on it; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

          (o) Title to Assets. Each of the Company and its subsidiaries has good and marketable title to its properties and assets (other than property as to which it is lessee), except for such defects in title that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (p) Regulation as a Utility. Mountaineer, a direct wholly-owned subsidiary of the Company, operates and is regulated as a public utility only in the State of West Virginia and, except as set forth in the Disclosure Letter, neither the Company nor any of its subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. The Company is an exempt holding company under Section 3(a)(1) of the Holding Company Act.

          5.2.  Representations and Warranties of Parent and
Merger Sub. Parent and Merger Sub represent and warrant to the Company that:

          (a)  Corporate Organization and Qualification.
Each of Parent and Merger Sub is a corporation duly or-ganized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each juris-diction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Parent and its subsidiaries, taken as a whole.

          (b) Corporate Authority. Parent and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)  Governmental Filings; No Violations.
(i) Other than the Governmental Filings and the filing of Form U-3A-2 by Parent, no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger
Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contem-plated hereby by Parent and Merger Sub, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          (ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, the Articles or By-Laws of Parent or Merger Sub or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Parent or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          (d) Regulation as a Utility. None of Parent, Merger Sub nor any of their respective subsidiaries is a "public utility company" or a "holding company", "subsidiary company" or "affiliate" of any public utility company within the meaning of Sections 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Holding Company Act.

          (e) Ownership of Company Stock. On the date hereof, the Parent Companies, their respective "subsidiary companies" and "affiliates" (within the meaning of Sections
2(a)(8) and 2(a)(11) of the Holding Company Act) and all persons with whom they might constitute a "group" (as such term is used in Section 13(d)(3) of the Securities Exchange
Act of 1934, as amended), collectively, own less than five percent of the outstanding Shares.


                         ARTICLE VI

                          Covenants

          6.1.  Interim Operations of the Company.  The
Company covenants and agrees that, from the date hereof to the earlier of the Effective Time and the termination of this Agreement (unless Parent shall otherwise consent in writing, such consent to be timely given and not to be unreasonably withheld, and except as otherwise contemplated by this Agreement):

          (a) the business of the Company and its subsidi-aries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates; provided, however, that, without limitation, the Company shall be entitled to file a request for increased base rates with the Public Service Commission of West Virginia (the "PSCVW");

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles or By-Laws;
(iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to the capital stock of the Company;

          (c) neither the Company nor any of its subsidi-aries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets except that, in the case of the Company, Shares may be issued pursuant to options outstanding on the date hereof under the Stock Plan;
(ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (iv) authorize individual capital expenditures in excess of $500,000 or, in the aggregate, in excess of $15 million (it being agreed that the Company shall inform Parent of any individual capital expenditures in excess of $250,000) or make any acquisition of, or investment in, assets or stock of any other person or entity in excess of $50,000;

          (d) neither the Company nor any of its subsidi-aries shall grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries; and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any bonus, profit shar-ing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance, "change of control" or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (the "Benefit Plans") or any collective bargaining agreement, except for amendments required by law and except that (i) the Company may, in the ordinary course of business, negotiate and enter into a renewed collective bargaining agreement with the Oil, Chemical and Atomic Workers International Union Locals 3-372 and 3-628 in Charleston and Huntington, West Virginia, following expiration of their previous collective bargaining agreement on January 5, 1995, or with any other union upon expiration of its previous collective bargaining agreement and (ii) the Board of Directors of the Company, in its sole discretion, may extend the employment contracts of Richard L. Grant, Michael S. Fletcher and W. Merwyn Pittman in accordance with the terms thereof;

          (e) neither the Company nor any of its subsidi-aries shall, without consultation with Parent, settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f) neither the Company nor any of its subsidi-aries shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business; and

          (g) neither the Company nor any of its subsidiar-ies will authorize or enter into an agreement to do any of the foregoing.

          6.2. Acquisition Proposals. (a) The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or any of its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidi-aries) not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as determined in good faith by such Board, after consultation with counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise act to facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return to the Company or destroy, in accordance with the terms of such confidentiality agreement, all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 6.2. The Company will notify Parent as promptly as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or if the Board of Directors determines in accordance with this Section 6.2 that its fiduciary duties require certain actions, provided, that Parent agrees not to contact any parties identified by the Company.

          (b)  If the Company has received a bona fide
written Acquisition Proposal that the Company's Board of Directors determines in good faith, after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of the Company than the Merger, taking into account the financial responsibility of the party making the proposal and such party's ability, as then reasonably determinable by the Company, to obtain regulatory approvals for the proposed transaction (a "Higher Proposal"), the Company will give Parent written notice of the Higher Proposal ten business days before entering into any agreement with respect to the Higher Proposal or as soon as practicable; provided, however, that if the Company fails to give ten business days' notice to Parent, such agreement must expressly permit the Company to consider proposals which are more favorable from a financial point of view than such Higher Proposal, without entitling such other party to any fees or other compensation, including by the grant of an option. If Parent does not make a counter proposal that the Company's Board of Directors believes in good faith, after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of the Company than such Higher Proposal, the Company shall be free to enter into an agreement with respect to, and consummate, the Higher Proposal and shall have no obligation to continue to pursue the Merger during the pendency of the Higher Proposal, but this Agreement shall not terminate until the earlier of (i) such consummation and (ii) termination of this Agreement pursuant to Article VIII hereof. If the Higher Proposal is not consummated for any reason, this Agreement, including all the Company's obligations hereunder, shall again be fully in effect. The procedure in this paragraph (b) (including the determination of favorableness from a financial point of view) shall apply at any time any third party shall make a proposal while there is a pending transaction between Parent and the Company.

          6.3. Meetings of the Company's Shareholders. The Company will take, consistent with applicable law and its Articles and By-Laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by the Parent Companies will be voted, and Parent and Merger Sub will use their best efforts to cause any shares owned by their respective "subsidiary companies", "affiliates" or persons with whom they might constitute a "group" (as such terms are used in Section 5.2(e) above) to be voted, in favor of approval of this Agreement. The Company's proxy statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Parent Companies furnished to the Company by Parent specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Com-pany, without consultation with Parent and its counsel.

          6.4. Filings; Other Action. Each party hereto shall cooperate with each other party and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, to obtain as promptly as practicable all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the other party and any of its subsidiaries which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto agrees that it will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall, and shall cause each of its subsidiaries to, use its best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or any of its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any permit, consent, approval or authorization of, or any exemption by, any Governmental Entity and any other public or private third party which is required to be obtained by such party or any of its subsidiaries in connection with the Merger and the trans-actions contemplated by this Agreement, provided that nothing herein shall be deemed to obligate Parent and Merger Sub to take any action out of the ordinary course with respect to the business, property or operations of Parent or any of its subsidiaries or of the Surviving Corporation or become subject to any law, rule or regulation to which it is not presently subject purely in order to obtain any such permit, consent, approval, authorization or exemption. Each party will promptly cooperate with and furnish information to each other party in connection with any such condition or restriction suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

          6.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time (or if earlier, the termination of this Agreement), to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent or its Representatives may reasonably request, provided that no investigation pursuant to this
Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company. Any information so obtained by Parent will be subject to the terms of the Confidentiality Agreement between Parent and the Company, dated May 11, 1994.

          6.6. Notification of Certain Matters. The Com-pany shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time (or, if earlier, the termination of this Agreement), under any Contract material to the financial condition, properties, business, results of operations or prospects of the Company and its subsidiaries taken as a whole to which the Company or any of its subsidiaries is a party or is subject; (b) any matter occurring after the date hereof which would have been disclosed on the Disclosure Letter if it had occurred prior to the date hereof; and
(c) any Material Adverse Change with respect to the Company and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such Material Adverse Change. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          6.7. Publicity. The first press release after the signing of this Agreement shall be a joint press release, and thereafter the Company and Parent shall, to the extent possible given their respective disclosure obligations, consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          6.8. Stock Options. Prior to the Effective Time, the Company shall take such actions as may be necessary such that at the Effective Time each stock option outstanding pursuant to the Stock Plan ("Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Option multiplied by the number of Shares subject to such Option.

          6.9.  Reincorporation of Parent.  Prior to the
Effective Time, Parent shall take all actions necessary so that it shall be a West Virginia corporation.

          6.10.  Financing.  Parent shall use its best
efforts to obtain on reasonable terms all financing required to consummate the transactions contemplated by this Agreement.

          6.11. Indemnification. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under West Virginia law and its By-Laws in effect on the date hereof to indemnify such person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under West Virginia law and the Company's By-Laws shall be made by independent counsel jointly selected by the Surviving Corporation and the Indemnified Party.

          (b)  Any Indemnified Party wishing to claim
indemnification under paragraph (a) of Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
(iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnifica-tion of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.


                         ARTICLE VII

                         Conditions

          7.1. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Articles and By-Laws of the Company;

          (b)  Representations and Warranties.  The
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise required by this Agreement (provided that, to the extent that any executive officer of Parent had knowledge on the date of this Agreement that any such representation or warranty was not true and correct in all material respects as of the date of this Agreement, such matters as to which knowledge existed shall be waived with respect to this condition; and provided, further, that any changes in the operating results of the Company which are attributable to weather conditions or the failure to request, after consultation with Parent, or obtain increased base rates from the PSCWV shall not be deemed material), and Parent shall have received a certificate signed on behalf of the Company by the Chairman, President and Chief Executive Officer and by the Chief Financial Officer of the Company to such effect;

          (c) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chairman, President and Chief Executive Officer and by the Chief Financial Officer of the Company to such effect;

          (d) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filings provided for in Section 1.3, all Governmental Filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub, the failure of which to obtain is reasonably likely to have a Material Adverse Effect, shall have been made or obtained (as the case may be), all on terms reasonably satisfactory to Parent and the SEC shall have taken no action which would cause Parent to reasonably believe that, as a result of the Merger, it will not be an exempt holding company under Section 3(a)(1) of the Holding Company Act;

          (e) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on Parent or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "Order"); and

          (f) Legal Opinion. The Board of Directors of Parent shall have received from Robinson & McElwee a written opinion, dated as of the Effective Time, covering the due incorporation and good standing of the Company and Mountaineer and the matters set forth in Section 5.1(c) hereof.

          7.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Articles and By-Laws of the Company;

          (b)  Representations and Warranties.  The
representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise required by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the respective chief executive officers and chief financial officers of Parent and Merger Sub to such effect;

          (c) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent and Merger Sub by the respective chief executives and by the chief financial officers of Parent and Merger Sub to such effect;

          (d) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR
Act shall have expired or been terminated and, other than the filings provided for in Section 1.3, all Governmental
Filings required to be made prior to the Effective Time by Parent and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by Parent and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent, Merger Sub and the Company, the failure of which to obtain is reasonably likely to have a Material Adverse
Effect, shall have been made or obtained (as the case may be);

          (e)  Order.  There shall be in effect no Order;

          (f) Fairness Opinion. The Board of Directors of the Company shall have received from Allen & Company Incorporated its written opinion, dated as of the date the Proxy Statement is first mailed to the Company's stockholders and not subsequently withdrawn, and satisfactory in form and substance to such Board in its sole discretion, that the consideration received by the stockholders of the Company in the Merger is fair to such stockholders; and

          (g) Legal Opinion. The Board of Directors of the Company shall have received from Goodwin & Goodwin a written opinion, dated as of the Effective Time, covering the due incorporation and good standing of Parent and Merger Sub and the matters set forth in Section 5.2(b) hereof.


                        ARTICLE VIII

                         Termination

          8.1. Termination by Mutual Consent. This Agree-ment may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Parent and the Company, by action of their respective Boards of Directors.

          8.2. Termination by either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by June 30, 1995 whether or not such date is before or after the approval by holders of Shares, provided, that Parent may, upon written notice, in its sole discretion extend such termination date during the pendency of any Higher Proposal and if such Higher Proposal is not consummated for a reasonable period thereafter in order to consummate the Merger, or (ii) the approval of shareholders required by Section 7.1(a) shall not have been obtained in a vote taken at a meeting duly convened therefor.

          8.3. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Parent, if (x) the Company shall have failed to comply with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination or breached any of its representations and warranties which breach cannot be cured or is not cured within a reasonable time following demand therefor, where such failure or breach has a Material Adverse Effect on the Company and its subsidiaries taken as a whole, (y) the Company shall have entered into an agreement with respect to a Higher Proposal in accordance with Section 6.2 hereof and such agreement shall be in effect at the time of termination or (z) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its recommendation that shareholders approve this Agreement or the Merger or the Board of Directors of the Company, upon request by Parent, shall fail to reaffirm such recommendation, or shall have resolved to do any of the foregoing; provided, however, that a temporary suspension of such Board's recommendation while it considers another bid shall not trigger this clause
(z). In addition, subject to its obligations in Section 8.5(b) hereof, Parent may terminate this Agreement (i) within five business days after delivery of the Disclosure Letter if the changes in such document from the draft delivered as of the date hereof would, in the aggregate, constitute a Material Adverse Change with respect to the Company and its subsidiaries taken as a whole or (ii) on November 12, 1994 if by that time it shall have failed to obtain or arrange for financing for the transactions contemplated hereby on terms reasonably satisfactory to it.

          8.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the holders of Shares by action of the Board of Directors of the Company, if (x) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Merger Sub at or prior to such date of termination or breached in any material respect any of its representations and warranties, which breach cannot be cured, or is not cured within a reasonable time following demand therefor or (y) a Higher
Proposal shall have been consummated, provided that the Company shall have complied with the provisions of Section
6.2.

          8.5.  Effect of Termination and Abandonment.
(a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 8.5(b) below and Section 9.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

          (b)  If (x) after the date hereof (i) any
corporation, partnership, person, other entity or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than Parent or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 51 percent or more of the outstanding Shares, and (ii) the holders of Shares do not approve this Agreement and the Merger or (y) the Parent shall have terminated this Agreement pursuant to Section 8.3(y) hereof and the transaction contemplated by the agreement referred to in Section 8.3(y) shall have been consummated, then the Company, if requested by Parent, shall promptly, but in no event later than (A) in the case of (x) above, two days after the later of (i) and (ii) in (x), or (B) in the case of (y) above, two days after the later of such request and consummation, pay Parent a fee of $3.5 million which amount shall be payable in same day funds, provided, that no fee shall be payable pursuant to this Section 8.5(b) if Parent shall be in material breach of its obligations hereunder.
If Parent shall terminate this Agreement pursuant to subsection (ii) of the last sentence of Section 8.3, Parent shall within two days of such termination pay the Company a fee of $3.5 million by wire transfer of same day funds. The Company and Parent acknowledge that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated in this Agreement, and that, with-out these agreements, they would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.5 (b), such party shall pay to the other party its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Morgan Guaranty Trust Company of New York on the date such payment was required to be made.


                         ARTICLE IX

                  Miscellaneous and General

          9.1. Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

          9.2. Survival. The agreements of the Company, Parent and Merger Sub contained in Sections 4.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 4.3, 4.4, 6.8 and 9.1 shall survive the consummation of the Merger. The agree-ments of the Company, Parent and Merger Sub contained in Sections 8.5 and 9.1 or in the last sentence of Section 6.5 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          9.3. Modification or Amendment. Subject to the applicable provisions of the WVCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties and, if Parent so requests, the Company agrees to amend this Agreement so that the Company is the Surviving Corporation.

          9.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          9.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.6.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of West Virginia.

          9.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, courier service or facsimile transmission if to Parent or Merger Sub, addressed to Parent or Merger Sub, as the case may be, at Energy Corporation of America, 4643 South Ulster Street, Suite 1100, Denver, Colorado, 80237, Attention: John Mork, facsimile (303) 694-2763 (with copies to Thomas Goodwin, Goodwin & Goodwin, 1500 One Valley Square, Charleston, W. Va. 25301, facsimile (304) 344-9692 and Benjamin F. Stapleton, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, facsimile (212) 558-3342); and if to the Company, addressed to the Company at Grand Bay Plaza, 2665 South Bayshore Drive, Coconut Grove, Florida 33133,
Attention: President, facsimile (305) 358-5468 (with a copy to Mark A. Rosenbaum, Esq., Stroock & Stroock & Lavan, 7 Hanover Square, New York, New York 10004, facsimile (212) 806-6006), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          9.8.  Entire Agreement, etc.  This Agreement
(including the Disclosure Letter and any exhibits, schedules or Annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and
(b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

          9.9. Definition of "Subsidiary". When a refer-ence is made in this Agreement to a subsidiary of a party, unless expressly otherwise provided herein the word
"subsidiary" shall mean any corporation or other organ-ization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          9.10. Definition of "Material Adverse Effect" and "Material Adverse Change". As used in this Agreement, a "Material Adverse Effect" or a "Material Adverse Change" shall mean, with respect to any person or persons, a material adverse effect on, or a material adverse change in, the financial conditions, properties, business, results of operations or prospects of such person or persons; provided, however, that a Material Adverse Effect or a Material Adverse Change shall not include any general economic and market changes including, without limitation (i) any general suspension of trading in, or limitation on prices for, or material change in prices of, securities generally on any national securities exchange or in the over-the-counter markets, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or continuation of a war, armed hostilities or other international or nation calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any U.S. governmental authority or agency on the extension of credit by banks or other financial institutions; (v) any general decline in economic conditions in the gas utility industry as a whole or in general economic conditions in any geographic region of the United States; and (vi) in the case of any of the events described in the foregoing clauses (i) through (v), a material acceleration or worsening thereof.

          9.11.  Obligation of Parent.  Whenever this
Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

          9.12. Captions. The Article, Section and para-graph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                         ENERGY CORPORATION OF AMERICA

                         By  /s/ John Mork


                         EASTERN SYSTEMS CORPORATION

                         By  /s/ John Mork


                         ALLEGHENY & WESTERN ENERGY
                           CORPORATION

                         By  /s/ John G. McMillian

Schedule 5.1(h) Benefit Plans, Contracts or Arrangements

Schedule
Reference         Discussion

5.1(h)(i)         Allegheny & Western Energy Corp./Gas Access
                  Systems
                         A.   Insurance benefits provided at no
                              cost to employees through fully-
                              insured coverage contract with The
                            Guardian Life Insurance Company
                              of America.
                                     Major medical with
                                     prescription drug benefits
                                    Life
                                    Accidental death and
                                    dismemberment
                                    Weekly disability
                                    Long-term disability -
                             administrative employees only
                                    Dental
                         B.   Employment Agreement - W. Merwyn
                          Pittman, Vice President, Chief
                              Financial Officer and Treasurer
                         C.   1987 Stock Option Plan - Options to
                             purchase 1,500,000 shares
                              authorized
                         D.   Key Executives' Supplemental
                      Retirement Benefit Plan
                         E.   Key Employee Reassurance Letters
                         F.   Executive Fringe Benefits - Company
                             auto, personal financial
                              services, club dues, tax
                  reimbursements
                         G.   Participant in Retirement Income
                           Plan for Mountaineer Gas Company

Mountaineer Gas Company
                         A.   Insurance benefits provided at
                         various cost levels and deductibles
                              through combination of
                self-funded/fully insured plans.
            Life, major
                              medical, dental and vision plans
                           are available to early retirees who
                             meet certain qualifications.
                             Life
                            Accidental death and dismemberment
                            Voluntary personal accident
                             Long-term disability
                            Major medical
                            Dental
                            Vision
                        B.   Employment Agreements - Richard L.
                          Grant, President; Michael S.
                            Fletcher, Senior Vice President,
                      Chief Financial Officer
                        C.   Participant in 1987 Stock Option
                       Plan
                        D.   Participant in A&W Key Executives'
                          Supplemental Retirement Benefit
                             Plan
                       E.   Participant in A&W Key Employee
                      Reassurance Letters
                       F.   Executive Fringe Benefits - Company
                          auto, personal financial
                            services, club dues, tax
              reimbursements
                       G.   Retirement Income Plan for
                 Mountaineer Gas Company
                       H.   Employees' Thrift Plan of Mountaineer
                           Gas Company
                       I.   Collective bargaining agreements (6)
                            Beckley, WV Local 3-628 of Oil,
                      Chemical and Atomic Workers
                            International   Union
                            Charleston and Huntington, WV Locals
                          3-372, 3-628 of Oil, Chemical
                            and Atomic Workers International
                     Union
                           Weirton, WV Local 496 of The Utility
                         Workers Union of America
                           Elkins, WV Local 420 of The Utility
                       Workers Union of America
                           Wheeling and Elkins, WV Local 420-496
                         (Clerical) of The Utility
                            Workers Union of America
                           Wheeling, WV Local 420 of The Utility
                         Workers Union of America

ALLEGHENY & WESTERN ENERGY CORPORATION REACHES
AGREEMENT IN PRINCIPLE FOR MERGER


DATELINE:  Charleston, W.V.
           September 27, 1994

     Allegheny & Western Energy Corporation (Nasdaq:  ALGH)
("A&W" or the "Company")
announced today that it had reached an agreement in principle to merge with an undisclosed acquiror at a cash price of $12.00 per share.

     The agreement in principle would be subject to negotiation and execution of definitive documentation. It is anticipated that consummation of the transaction would be contingent upon satisfaction or waiver of a number of conditions, including approval of the merger by shareholders of the Company and receipt of regulatory approvals.

     Allegheny & Western Energy Corporation, based in Charleston,
West Virginia, is a
diversified natural gas company, and owns Mountaineer Gas
Company, the largest gas distribution
utility in West Virginia, operating approximately 3,600 miles of natural gas distribution pipeline.

     CONTACT:  W. Merwyn Pittman of Allegheny & Western Energy
Corporation, 304-343-
4567.

                                   Charleston, West Virginia
                                          September 30, 1994


FOR IMMEDIATE RELEASE

     Representatives of Allegheny & Western Energy Corporation
("A&W") and Energy
Corporation of America ("ECA") announced today that the two companies have entered into an agreement pursuant to which A&W will be merged with a wholly-owned subsidiary of ECA. Each share of A&W stock will be converted to the right to receive $12.00 in cash. The merger is subject to approval by A&W's stockholders and any required regulatory approvals as well as certain other normal closing conditions.
     A&W is a diversified energy company and is also the parent company of Mountaineer Gas
Company, the largest natural gas utility in the State of West Virginia. ECA is the parent company of Eastern American Energy Corporation, an independent oil and gas company based primarily in the Appalachian Basin, engaged in extensive oil and gas development activities.
     Mr. John McMillian, Chief Executive Officer of A&W said, "I am very pleased that we have taken the first step to bring together two companies in West Virginia that will continue the emphasis on serving the many customers of Mountaineer." John Mork, Chief Executive Officer of the Eastern companies (phone 925-6100) said, "I look forward to finalizing this matter by obtaining the required regulatory approval and shareholder concurrence. I believe that by working together we can continue to provide excellent service to all our customers throughout West Virginia."